SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) April 14,1998

                                  ENZON, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                    0-12957                22-237286
 (State or other jurisdiction        (Commission            (IRS Employer
       of incorporation)             File Number)           Identification)


                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (732) 980-4500


________________________________________________________________________________
          (Former name or former address, if changed since last report)

Item 5. Other Events

Company Hires Vice President of Business Development

     Enzon, Inc. (the "Company") announced the appointment of Richard P. Voss to the newly created position of Vice President, Business Development.

     Prior to joining the Company, Mr. Voss was Executive Director, Strategic Planning & Corporate Development at Corange/Boehringer Mannheim Corporation, Therapeutics ("BMCT"). While at BMCT, Mr. Voss was instrumental in negotiating, among other transactions, product co-promotion agreements with E.I. du Pont de Nemours and Company, Merck & Co., Inc., Roche Capital Corp. and SmithKline Beecham Corp., as well as a major restructuring of BMCT's product development and commercialization agreement with Gensia. Mr. Voss also spear-headed BMCT's product licensing activities. Previously, Mr. Voss was Director, Mergers & Acquisitions for Bogart Delafield Ferrier, Inc., Director, Corporate Development for Warner-Lambert Company in its Planning, Investment & Development Group, and Senior Product Manager with Abbott Laboratories.

     Mr. Voss holds an MBA from the University of Chicago in International Business, Finance and Accounting, and a B.S.B.A. from Marquette University.

     John Caruso, Vice President, Administration and General Counsel, will continue to be involved in the Company's business development efforts. He will continue to manage the Company's strategic alliances with Schering-Plough Corporation, Rhone-Poulenc Rorer Pharmaceuticals, Inc. and Medac GmbH among others. Mr. Caruso will also be responsible for Human Resources, Regulatory Affairs and Patents.

Green Cross Arbitration

     The Company has two research and license agreements with The Green Cross Corporation ("Green Cross") regarding the development of recombinant Human Serum Albumin ("rHSA"), a blood expander. The Company and Yoshitomi Pharmaceuticals Industries, Ltd. ("Yoshitomi"), the successor to the Green Cross business, have been unable to resolve their dispute over the royalties payable to the Company once commercial sales of rHSA begin. In January 1998, the Company commenced an arbitration in Maryland which seeks a declaratory judgment that Green Cross will owe royalties to the Company in accordance with the terms of the first of two research and license agreements between Genex Corporation, a company which the Company acquired in 1991, and Green Cross, once commercial sales of the rHSA begin. In April 1998, Yoshitomi instituted arbitration proceedings in Los Angeles seeking a declaratory judgment that no royalties would be due to the Company under either agreement. On April 27, 1998, Yoshitomi filed a petition against the Company in the United States District Court for the Central District of California (the "California District Court") seeking to compel the Company to submit to the arbitration proceeding filed by Yoshitomi. On May 12, 1998, the Company filed a petition in the United States District Court for the District of Maryland (the "Maryland District Court") to compel arbitration in Maryland and for other related relief. After the Maryland District Court and the California District Court conferred, it was determined that the California District Court would be the first to review the issue of where the arbitration should proceed. On May 27, 1998, the Company filed a motion in the California District Court seeking to stay the arbitration proceedings in Los Angeles and to transfer the arbitration proceedings to Maryland. The motions by Yoshitomi and the Company are still pending.

Although the Company believes that royalties are payable by Yoshitomi under the first research and license agreement, there can be no assurance the Company will receive a favorable decision in the arbitration. An unfavorable decision in these proceedings could result in a material adverse effect to the Company's future business, financial condition and results of operations.

Notice of Allowance for Patent on Pro-Drug Technology

     The Company has received a Notice of Allowance from the U.S. Patent and Trademark Office for a patent on its newest generation of polyethylene glycol ("PEG") technology: Pro Drug/Transport technology. This third generation of PEG technology may provide increased solubility and other drug delivery enhancements to certain small molecule therapeutics. The claims in the allowed patent application will cover certain PEG-modified small molecules, such as certain anti-cancer, anti-fungal, antibiotic and other compounds. The key feature of the Pro Drug/Transport technology is the linker joining PEG to the therapeutic compound, which controls the rate of release of the compound in vivo to potentially increase its efficacy and reduce its toxicity.

     The new Pro Drug/Transport technology makes it possible to "pegylate" small molecules, which has not been commercially feasible with earlier generations of PEG technology. Many small molecules have known therapeutic efficacy, but also have delivery problems. One well known example is camptothecin, a topoisomerase I inhibitor. Camptothecin has been known as an effective anti-cancer agent for some time, but has been difficult to deliver without serious side effects. The Company is developing PROTHECAN(TM), a Pro/Drug/Transport version of camptothecin. The Company's pre-clinical results with PROTHECAN suggest improved efficacy in animal models of human cancers when compared to the products currently on the market. The Company intends to file an Investigational New Drug Application for PROTHECAN during the third calendar quarter of 1998.


Company Enters into Agreements to Raise $19 Million in Private Placement

     On June 25, 1998, the Company announced that a small group of institutions had agreed to purchase in a private placement an aggregate of approximately $19 million of the Company's unregistered Common Stock. The private placement was priced on June 24, 1998 at $4.75 per share. Funding for the private placement will be received at closing, which is expected immediately after notice from the Securities and Exchange Commission (the "SEC") that a shelf registration statement for the resale of the securities is effective.

     The proceeds of the private placement will be used for general corporate purposes, including further development of the Company's second and third generation PEG (polyethylene glycol) products in an effort to create more value before such products are licensed out to strategic partners. Proceeds will also be used to develop a number of additional high potential PEG and Single-Chain Antigen Binding (SCA) Protein compounds. The proceeds from this private placement, along with the Company's current cash reserves, should be sufficient to meet the Company's future capital and operational requirements for the foreseeable future, based on currently planned research and development activities and related costs. The securities being sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Except for the historical information herein, the matters discussed herein include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K, Form 10-Q and Form 8-K on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for expanded indications, market acceptance of and continuing demand for the Company's products and the impact of competitive products and pricing.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: June 30, 1998


                                                     ENZON, INC.
                                                    (Registrant)

                                                By: /s/ KENNETH J. ZUERBLIS
                                                    ---------------------------
                                                     Kenneth J. Zuerblis
                                                     Vice President, Finance
                                                     and Chief Financial
                                                     Officer